UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

HERITAGE INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36462	45-5338504
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Heritage Insurance Holdings, Inc. 2600 McCormick Drive, Suite 300 Clearwater, Florida	33759
(Address of principal executive offices)	(Zip Code)

(727) 362-7202

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2015, Heritage Insurance Holdings, Inc. (the “Company”) entered into (i) an Amended and Restated Employment Agreement (the “Lucas Agreement”) with Bruce Lucas, pursuant to which Mr. Lucas will continue to serve as Chief Executive Officer of the Company, (ii) an Amended and Restated Employment Agreement (the “Widdicombe Agreement”) with Richard Widdicombe, pursuant to which Mr. Widdicombe will continue to serve as President of the Company, and (iii) an Employment Agreement (the “Rohde Agreement”) with Stephen Rohde, pursuant to which Mr. Rohde will continue to serve as Chief Financial Officer of the Company.

Lucas Employment Agreement

The term of the Lucas Agreement extends until December 31, 2020, unless earlier terminated in accordance with its terms. Mr. Lucas is entitled to (i) an annual base salary of $2.0 million commencing in 2016 (subject to annual cost of living and inflation-based adjustments), (ii) an incentive bonus under the Heritage Insurance Holdings, Inc. Omnibus Incentive Plan (the “Plan”) of $1.75 million for each calendar year beginning in 2016, subject to the Company’s achievement of at least $50 million in EBITDA for such year and (iii) an annual cash bonus under the Company’s EBITDA bonus pool with a target amount equal to the greater of (A) $2.5 million or (B) the remainder of the Company’s bonus pool after paying all employee bonuses. In connection with the Lucas Agreement, Mr. Lucas received a grant of 750,000 shares of restricted stock which vest in equal annual installments of 150,000 shares beginning on November 4, 2016.

In the event Mr. Lucas is terminated by the Company without “cause,” Mr. Lucas would be entitled to receive the remaining, regularly scheduled cash and share-based compensation payments under the Lucas Agreement. If the Lucas Agreement expires and the Company does not offer Mr. Lucas a new employment agreement at a compensation level similar to the final year of the Lucas Agreement, Mr. Lucas will be entitled to a severance payment equal to his base salary received in the final year.

Upon a termination of employment for any reason, Mr. Lucas would continue to be subject to non-solicitation and non-competition restrictive covenants for periods of one year and two years, respectively, following such termination.

Widdicombe Employment Agreement

The term of the Widdicombe Agreement extends until December 31, 2020, unless earlier terminated in accordance with its terms. Mr. Widdicombe is entitled to (i) an annual base salary of $1.75 million commencing in 2016 (subject to annual cost of living and inflation-based adjustments), (ii) an incentive bonus under the Plan of $375,000 for each calendar year beginning in 2015, subject to the Company’s achievement of at least $50 million in EBITDA for such year and (iii) an annual cash bonus under the Company’s EBITDA bonus pool of $375,000. In connection with the Widdicombe Agreement, Mr. Widdicombe received a grant of 250,000 shares of restricted stock which vest in equal annual installments of 50,000 shares beginning on November 4, 2016.

In the event Mr. Widdicombe is terminated by the Company without “cause,” Mr. Widdicombe would be entitled to receive the remaining, regularly scheduled cash and share-based compensation payments under the Widdicombe Agreement. If the Widdicombe Agreement expires and the Company does not offer Mr. Widdicombe a new employment agreement at a compensation level similar to the final year of the Widdicombe Agreement, Mr. Widdicombe will be entitled to severance equal to his base salary received in the final year.

Upon a termination of employment for any reason, Mr. Widdicombe would continue to be subject to non-solicitation and non-competition restrictive covenants for periods of one year and two years, respectively, following such termination.

Rohde Employment Agreement

The term of the Rohde Agreement extends until May 31, 2016, unless earlier terminated in accordance with its terms. Mr. Rohde is entitled to (i) an annual base salary of $475,000 and (ii) cash bonuses of $500,000 and $250,000 payable on December 31, 2015 and May 31, 2016, respectively.

Upon a termination of employment for any reason, Mr. Rohde would continue to be subject to non-solicitation and non-competition restrictive covenants for periods of five years and two years, respectively, following such termination.

The foregoing description is qualified in its entirety by reference to the Lucas Agreement, the Widdicombe Agreement and the Rohde Agreement attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, which are incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated November 4, 2015, between Heritage Insurance Holdings, Inc. and Bruce Lucas

10.2	Amended and Restated Employment Agreement, dated November 4, 2015, between Heritage Insurance Holdings, Inc. and Richard Widdicombe

10.3	Employment Agreement, dated November 4, 2015, between Heritage Insurance Holdings, Inc. and Stephen Rohde

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE INSURANCE HOLDINGS, INC.

Dated: November 6, 2015	By:	/s/ Stephen Rohde
	Name:	Stephen Rohde
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated November 4, 2015, between Heritage Insurance Holdings, Inc. and Bruce Lucas

10.2	Amended and Restated Employment Agreement, dated November 4, 2015, between Heritage Insurance Holdings, Inc. and Richard Widdicombe

10.3	Employment Agreement, dated November 4, 2015, between Heritage Insurance Holdings, Inc. and Stephen Rohde